PRICING SUPPLEMENT NO.  15                                      Rule 424(b)(3)
DATED:  June 13, 2003 +                                    File No. 333-104455
        June 16, 2003++
(To Prospectus dated April 24, 2003,
and Prospectus Supplement dated April 24, 2003)

                                 $10,227,293,162
                         THE BEAR STEARNS COMPANIES INC.
                           Medium-Term Notes, Series B

Principal Amount: $325,000,000 Floating Rate  [x]     Notes Book Entry Notes [x]

Original Issue Date:  6/18/2003 Fixed Rate Notes [  ]  Certificated Notes [  ]

Maturity Date:  6/19/2006       CUSIP#: 073928ZZ9

Option to Extend Maturity:      No    [x]
                                Yes   [  ]  Final Maturity Date:


                                              Optional            Optional
                         Redemption           Repayment           Repayment
   Redeemable On          Price(s)             Date(s)            Price(s)
   -------------       --------------       -------------      -----------

        N/A                  N/A                 N/A                 N/A

Applicable Only to Fixed Rate Notes:

Interest Rate:

Interest Payment Dates:

Applicable Only to Floating Rate Notes:
--------------------------------------

Interest Rate Basis:                     Maximum Interest Rate:  N/A

[  ]  Commercial Paper Rate              Minimum Interest Rate:  N/A

[  ]  Federal Funds Effective Rate

[  ]  Federal Funds Open Rate            Interest Reset Date(s):  *

[  ]  Treasury Rate                      Interest Reset Period:  Quarterly

[  ]  LIBOR Reuters                      Interest Payment Date(s):  **

[ x ] LIBOR Telerate

[  ]  Prime Rate

[  ]  CMT Rate

Initial Interest Rate:  1.31%            Interest Payment Period:  Quarterly

Index Maturity:  Three Months

Spread (plus or minus):  +0.25%

+     $175,000,000 was traded on June 13, 2003.
++    $150,000,000 was traded on June 16, 2003.

*     On the 19th of each September, December, March and June prior to Maturity.
** On the 19th of each September, December, March and June, including the maturity date.


At February 28, 2003:

o the Company had outstanding (on an unconsolidated basis) approximately $37.4 billion of debt and other obligations, including approximately $34.3 billion of unsecured senior debt and $2.6 billion of unsecured inter-company debt; and

o subsidiaries of the Company had outstanding (after elimination of inter-company items) approximately $145.5 billion of debt and other obligations (including $47.9 billion related to securities sold under repurchase agreements, $52.9 billion related to payables to customers, $26.4 billion related to financial instruments sold, but not yet purchased, and $18.3 billion of other liabilities, including $13.6 billion of debt).


The distribution of Notes will conform to the requirements set forth in Rule 2720 of the NASD Conduct Rules.